Exhibit 10.21
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) entered into this 17th day of July, 2008 between McINTOSH BANCSHARES, INC., a Georgia corporation (the “Corporation”), and WILLIAM K. MALONE (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any actual or contemplated Change in Control (as defined hereinafter) of the Corporation or McIntosh State Bank, the Corporation’s wholly-owned subsidiary (the “Bank”), and Employee is a key employee of the Corporation and Bank and an integral part of their management; and

WHEREAS, this Agreement is not intended to materially alter the compensation and benefits that Employee could reasonably expect to receive in the absence of a Change in Control of the Corporation or the Bank, and this Agreement accordingly will be offered solely upon circumstances relating to an actual or anticipated Change in Control of the Corporation or Bank.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           DEFINITIONS

As used in this Agreement of the following terms shall have the definitions as set forth hereinafter:

1.1           “Board of Directors” shall mean the Board of Directors of the Corporation or the Bank, as the case may be.

1.2           “Cause” shall mean either:

1.2.1                any act that constitutes on Employee’s part, fraud, dishonesty, a felony or gross malfeasance of duty, and that directly results in material injury to the Corporation or to the Bank; or

--

1.2.2                conduct by Employee in his office with the Corporation or the Bank that is grossly inappropriate and demonstrably likely to lead to material injury to the Corporation or the Bank, as determined by the Board of Directors acting reasonably and in good faith; provided, however, such conduct shall not constitute Cause unless the Board of Directors shall deliver to Employee notice setting forth with specificity that conduct to qualify as Cause, reasonable action that would remedy such objection, and a reasonable time (not less than thirty (30) days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within the specified time.

1.3           “Change in Control” occurs when (a) any one person or more than one person acting as a group acquires ownership of the stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation; (b) a change in the effective control of the Corporation occurs on either of the following dates:  The date any one person or more than person acting as a group acquires ownership of the stock possessing thirty percent (30%) of the total voting power of the stock of the Corporation or the date a majority of the members of the Corporation’s Board of Directors is replaced during any twelve (12) months period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board of Directors before the date of appointment or election, provided that for purposes of this paragraph the term Corporation refers solely to the Corporation; or (c) a change in the ownership of a substantial portion of the Corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires assets of the Corporation that has a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all assets of the Corporation immediately before such acquisition or acquisitions over a twelve (12) month period.

1.4           “Current Salary” shall mean that salary at the highest rate in effect during the six (6) month period prior to Employee’s termination.

1.5           “Disability” means if an employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.6           “Involuntary Termination” shall mean termination of his employment by Employee following a Change in Control, which in the reasonable judgment of Employee is due to either:

1.6.1                a change in Employee’s responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to Employee of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or

1.6.2                a reduction in Employee’s compensation or benefits; or

1.6.3                a forced relocation of Employee outside of Butts County or significant increase in Employee’s travel requirements.  Involuntary Termination does not include Employee’s Disability, Retirement (as defined hereinafter) or death.

1.7           “Person” shall mean a natural person, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

1.8           “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended.

1.9           “Proposed Transaction” shall mean either a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board of Directors of the Corporation or the Bank receives and decides to explore an expression of interest with respect to a transaction in which, if consummated, would lead to a Change in Control.

1.10                “Retirement” shall mean Employee’s termination by “retirement” as that term is defined in any of the Corporation’s or Bank’s retirement plans.

1.11                “Specified Employee” means a key employee (as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph 5 thereof) of the Corporation if any stock of the Corporation is publicly traded on an established securities market or otherwise.

2.	OPERATION OF AGREEMENT

This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Corporation or of the Bank.  Upon such a Change in Control of the Corporation or of the Bank during the term of this Agreement, all of the provisions hereof shall become operative immediately.

3.           TERM OF AGREEMENT

The term of this Agreement shall be for an initial three (3) year period commencing on the date hereof, and shall be renewable at the end of the first year of such initial three (3) year period and annually thereafter, for an additional one (1) year period following the initial three (3) year period and prior extensions thereof in the sole discretion of the Board of Directors of the Corporation and upon such terms and conditions as it may authorize at such time.

4.           BENEFITS FOLLOWING A CHANGE IN CONTROL

4.1           Provided Employee is providing services to the Corporation or an Employer, the majority of which is owned by the Corporation, at the time of the Change in Control, Employee shall be entitled to and the Corporation shall pay to Employee, the salary, bonus and benefits set forth in paragraph 4.3 below if a Change in Control occurs during the term of this Agreement and Employee’s employment is terminated within two (2) years following the Change in Control either:

4.1.1                by the Corporation or the Bank other than for Cause or by reason of Employee’s Disability, Retirement or death, or

4.1.2                by Employee pursuant to Involuntary Termination.

4.2           Employee shall be entitled to and the Corporation shall pay to Employee the salary, bonus and benefits set forth in paragraph 4.3 below if during the term of this Agreement there is a Proposed Transaction  and Employee’s employment is thereafter terminated by the Corporation or the Bank other than for Cause or by reason of Employee’s Disability, Retirement or death, and the Proposed Transaction is consummated within one (1) year after the date of termination of Employee’s employment, then a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Employee’s employment shall be deemed to have occurred within two (2) years following a Change in Control.

4.3.1                The Corporation or the Bank shall pay and Employee shall receive his Current Salary (subject to withholding all applicable taxes) for a period of two (2) years from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment, said lump sum payment to be determined by taking the salary payments to be made and discounting them to their Present Value.
4.3.2                The Corporation or the Bank shall pay and Employees shall receive a bonus (subject to withholding all applicable taxes) greater than or equal to a pro rata percentage of the previous years’ bonus based upon the number of months worked during the current fiscal year prior to termination.

4.3.3                The Corporation or the Bank shall pay and Employees shall receive the §401(k) contributions based upon employee’s Current Salary (subject to withholding all applicable taxes) for a period of two (2) years from the date of his termination in the same manner as it was being paid as of the date of termination; provided, however, that the §401(k) contributions provided for hereunder shall  be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment, said lump sum payment to be determined by taking the §401(k) contributions to be made and discounting them to their Present Value.

4.3.4                Employees shall be entitled to any life, health or disability insurance in effect at the time of employee’s termination for a period of two (2) years from his date of termination in the same manner as it was provided as of the date of termination.

4.3.5                Employees shall be entitled to purchase the automobile provided by the Bank at the Bank’s depreciated value.

4.4           Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee at Termination of Employment under such procedures as established by the Corporation in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment.  In the event this Section 4.4 is applicable to the Employee, any distribution which would otherwise be paid to the Employee within the first six (6) months following the Termination of Employment shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh (7th) month following the Termination of Employment.  All subsequent distributions shall be paid in the manner specified.

--

5.           MISCELLANEOUS

5.1           Assignment.  The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Employee, and agree that this Agreement may not be assigned or transferred by Employee, in whole or in part, without the prior written consent of the Corporation.  Any business entity succeeding to all or substantially all of the business of the Corporation or the Bank by purchase, merger, consolidation, sale of assets or otherwise shall be bound by this Agreement.

5.2           Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Corporation from employing other personnel on such terms and conditions as may be satisfactory to the Corporation.

5.3           Notices.  All notices, requests, demands and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing, if mailed first class, certified mail, postage prepaid:

To the Corporation:                                                                McIntosh Bancshares, Inc.
210 South Oak Street
P. O. Box 3818
Jackson, GA 30233

To Employee:                                                      William K. Malone
c/o McIntosh State Bank
210 South Oak Street
P. O. Box 3818
Jackson, GA 30233

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other part in the same manner provided herein.

5.4           Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

5.5           Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a Waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the Waiver.

5.6           Amendments.  This Agreement may be amended or modified only by a writing signed by both parties hereto making specific reference to this Agreement.  This Agreement shall supersede and replace all prior Change in Control Agreements between the Corporation and Employee.

5.7           Governing Law.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

5.8           Arbitration.  The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties.  The award of the arbitrator shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction.  In the event Employee incurs legal fees and other expense in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Corporation shall promptly pay the Employee’s reasonable legal fees and expense incurred in enforcing this Agreement.  Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with the arbitration, with the fee for the arbitrator to be shared equally.

5.9           Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this First Amendment.

5.10                Rescission.  Any modification to the terms of this Agreement that would inadvertently result in (i) treatment as a material modification under Section 409A of the Code; or (ii) an additional tax liability on the part of the Employee, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by its duly authorized officers and Employee has hereunto set his hand, as of the date and year first above written.

“CORPORATION”

McINTOSH BANCSHARES, INC.

By:/s/ William K. Malone
                                      Chairman

Attest: /s/ James P. Doyle
  Secretary

(SEAL)

“EMPLOYEE”

/s/ William K. Malone
WILLIAM K. MALONE